Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of

Packaging Corporation of America Thrift Plan for Hourly Employees:

We consent to the incorporation by reference in the registration statements (No. 333-179620 and 333-202723) on Form S-8 of Packaging Corporation of America our report dated June 28, 2019, with respect to the statements of net assets available for benefits of the Packaging Corporation of America Thrift Plan for Hourly Employees as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively, the “financial statements”), and the supplemental schedules of Schedule H, Line 4a — Schedule of Delinquent Participant Contributions for the year ended December 31, 2018 and of Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018 annual report for Form 11-K of the Packaging Corporation of America Thrift Plan for Hourly Employees.

/s/ KPMG LLP

Chicago, Illinois

June 28, 2019